Exhibit 99.1

        For Immediate Release

June 26, 2012

Heritage Financial Declares Special Cash Dividend

Olympia, WA, June 26, 2012/PR Newswire/ — The Board of Directors of Heritage Financial Corporation (“Heritage” or “Company”) (NASDAQ: HFWA) declared a special cash dividend of $0.20 per share payable on July 24, 2012 to shareholders of record as of the close of business on July 10, 2012.

Brian Vance, President and Chief Executive Officer, commented, “We are pleased to announce another special dividend following the special dividend paid in December 2011. In addition to our regular dividends this special dividend is primarily the result of our improving financial performance trends and strong capital position. We will continue to manage our excess capital through our cash dividend strategies, opportunistic share repurchases, and a strong focus on organic growth and acquisitions. The organic growth strategies include a continuation of hiring new experienced lenders and expanding our retail network.”

“Our strong capital position allows us the flexibility to consider special dividends along with regular dividends, while still maintaining a growth bias. We continue to believe that consolidation among community banks in the Pacific Northwest is inevitable and we are in a position to take advantage of opportunities as they arise.”

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankNW.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. The Company’s stock is traded on the Nasdaq Global Select Market under the symbol “HFWA”. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Source: Heritage Financial Corporation

Contact: Brian L. Vance, Chief Executive Officer, (360) 943-1500